Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Form S-1/A-2 of Kronos Advanced Technologies, Inc. of our reports dated November 26, 2020 and September 26, 2021, relating to our audits of the June 30, 2019, 2020 and 2021 consolidated financial statements, and the related notes and schedules (collectively referred to as the “financial statements”) of Kronos Advanced Technologies, Inc. and for the years then ended, which includes an explanatory paragraph as to Kronos Advanced Technologies, Inc.’s ability to continue as a going concern. We also consent to the reference to us in the “Experts” section of the Registration Statement.

/s/ WEINSTEIN INTERNATIONAL C.P.A.

Tel - Aviv, Israel

July 14, 2022